Exhibit 99.2

New River Pharmaceuticals Provides Detail on
A02 Clinical Abuse Liability Study of NRP104

RADFORD, Va, June 20, 2006—In a poster presentation today at the annual meeting of the College on Problems of Drug Dependence in Scottsdale, Arizona, New River Pharmaceuticals Inc. (Nasdaq: NRPH) provided details on its A02 clinical abuse liability study of NRP104 (lisdexamfetamine dimesylate). NRP104 is the subject of a new drug application filed with the U.S. Food and Drug Administration on December 6, 2005, seeking approval for three therapeutic doses (30, 50 and 70 mg) of NRP104 for the treatment of attention-deficit/ hyperactivity disorder (ADHD) in pediatric populations. The studies’ principal investigator, Dr. Donald Jasinski, Professor of Medicine, Chief Center for Chemical Dependence, Johns Hopkins Bayview Medical Center, presented data from the company’s A02 study. Based on results to date, NRP104 may have a lower potential for abuse and greater safety while providing significant efficacy in controlling ADHD symptoms.

The A02 study was a double-blind, placebo- and active-controlled, single-dose crossover pharmacodynamic and pharmacokinetic study to evaluate the safety, tolerability and abuse liability of intravenously administered NRP104 in healthy adult volunteers with histories of stimulant abuse.

On a mole weight basis, the amphetamine free base content in NRP104 50 mg is equivalent to the amphetamine free base content of 20 mg of d-amphetamine sulphate, a Schedule II stimulant. Given intravenously, d-amphetamine sulfate 20 mg produced significant responses on the measures of amphetamine-like effects that peaked within 15 minutes of administration. These included significant euphoric responses (Liking scales and Morphine-Benzedine Group scales) and amphetamine-like subjective effects (Amphetamine scales and Benzedrine Group scales). Under the same conditions, NRP104 50 mg did not produce euphoria or amphetamine-like subjective effects, as evidenced by the lack of significant responses on these same scales. The company believes that this indicates that lisdexamfetamine dimesylate 50 mg given intravenously is significantly less reinforcing than d-amphetamine 20 mg given intravenously.

Even though they contain equal amounts of d-amphetamine base, in the Treatment Enjoyment Assessment Questionnaire administered at the end of the study, eight out of nine (89%) of the study subjects stated that they would not take lisdexamfetamine dimesylate 50 mg again, while six out of nine (67%) of the study subjects stated that they would take 20mg d-amphetamine again. These results indicate that NRP104 appeared to have little likelihood for abuse by the intravenous route.  NRP104 doses were safe and well-tolerated in the population of stimulant abusers.

Under review by the U.S. Food and Drug Administration as a potential treatment for pediatric ADHD, NRP104 is the subject of a collaboration agreement between New River and Shire plc (LSE: SHP; Nasdaq: SHPGY; TSX: SHQ).

New River and Dr. Jasinski will webcast a conference call on Monday, June 26 at 3:00 p.m. EDT to elaborate upon the A01, A02 and A03 studies and their results. The webcast will be accessible from the Investor Relations page of New River’s website, www.nrpharma.com.

About New River

New River Pharmaceuticals Inc. is a specialty pharmaceutical company developing novel pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets.

For further information on New River, please visit the company’s website at www.nrpharma.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on March 15, 2006; the timing, progress and likelihood of success of our product research and development programs; the timing and status of our preclinical and clinical development of potential drugs; the likelihood of success of our drug products in clinical trials and the regulatory approval process; our drug products’ efficacy, abuse and tamper resistance, resistance to intravenous abuse, onset and duration of drug action, ability to provide protection from overdose, ability to improve patients’ symptoms, incidence of adverse events, ability to reduce opioid tolerance, ability to reduce therapeutic variability, and ability to reduce the risks associated with certain therapies; the ability to develop, manufacture, launch and market our drug products; our projections for future revenues, profitability and ability to achieve certain sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likelihood of obtaining favorable scheduling and labeling of our drug products; the likelihood of regulatory approval under the Federal Food, Drug, and Cosmetic Act without having to conduct long and costly trials to generate all of the data which are often required in connection with a traditional new chemical entity; our ability to develop safer and improved versions of widely prescribed drugs using our Carrierwave ™ technology; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ annual report on Form 10-K, filed with the SEC on March 15, 2006, as well as other public filings with the SEC.

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com